EXHIBIT 10.16.4

FOURTH AMENDMENT TO
AMENDED AND RESTATED LOAN AGREEMENT

DATED:	As of December 22, 2004

PARTIES:	Lithia Financial Corporation	(“LFC”)

	Lithia Motors, Inc.	(“LMI”)

	Lithia Aircraft, Inc.	(“LAI”)

AND:	U.S. Bank National Association	(“Lender”)

This Agreement amends (a) the Amended and Restated Loan Agreement between the parties and Lithia Salmir, Inc. dated as of December 28, 2001, as amended by agreements dated April 2, 2003, and February 6, 2004 (collectively, the “Loan Agreement”) and (b) the promissory note executed by LFC and LAI dated February 6, 2004, in the principal amount of $50,000,000.00 (“Note”).

For valuable consideration, the parties agree as follows:

1.                                      Amendments to Loan Agreement.

a.                                       The definitions of the following terms in Section 1.1 of the Loan Agreement are deleted and replaced with the following:

“Total Net Worth” means for any Person the net book value of (a) all of such Person’s assets minus (b) all of such Person’s liabilities; provided, however, that at any time during which a Current Assets Election is in effect, LMI’s assets and liabilities shall be deemed to include the Current Assets Commitment Amount at such time.

“Tangible Net Worth” means for any Person the net book value of (a) all of such Person’s assets exclusive of patents, trademarks, licenses, goodwill and other intangibles and of loans to and notes and receivables from officers, employees, directors, shareholders, partners, members and affiliates of such Person minus (b) all of such Person’s liabilities determined in accordance with GAAP; provided, however, at any time during which a LFC Current Assets Election is in effect, LFC’s assets and liabilities shall be deemed to include the LFC Current Assets Commitment Amount at such time.

b.                                      The following definitions are hereby added to Section 1.1 of the Loan Agreement:

“Current Assets Commitment Amount” has the meaning given to such term in the Fourth Amendment dated as of October 31, 2004 (“Fourth Amendment”) to the Credit Agreement dated as of February 25, 2003, among Lithia Motors, Inc., various financial institutions and Daimler Chrysler Services North America, LLC, as agent (“LMI Credit Agreement”).

“Current Assets Election” has the meaning given to such term in the Fourth Amendment to the LMI Credit Agreement.

“LFC Current Assets Commitment Amount” means, with respect to any LFC Current Assets Election, the least of (a) $50,000,000.00 minus the sum of then outstanding principal balance of the New Revolving Note and the Term-Out Notes; (b) the Borrowing Base Amount minus the sum of the then outstanding principal balance of the New Revolving Note and the Term-Out Notes; or (c) the LFC Specified Current Assets Commitment Amount.

“LFC Current Assets Election” – see Section 9.1.4.  A LFC Current Assets Election shall become effective on the date on which the Compliance Certificate electing the same is delivered to Lender and shall remain in effect until the next Compliance Certificate is due.

“LFC Specified Current Assets Commitment Amount” means, with respect to any LFC Current Assets Election, the amount specified by LFC as the “LFC Specified Current Assets Commitment Amount” in such LFC Current Assets Election.

“Termination Date” has the meaning given to such term in the LMI Credit Agreement.

c.                                       Section 3.3.1 of the Loan Agreement is deleted and replaced with the following:

3.3.1                        The Revolving Loans shall be evidenced by two promissory notes executed by LFC and LAI, one in the principal amount of $35,000,000.00 and one in the principal amount of $15,000,000.00 (individually and collectively, “New Revolving Note”), substantially in the form attached as Exhibit A (appropriately completed) or in such other form as is acceptable to Lender.  The Revolving Loans shall be subject to all terms and conditions of the New Revolving Note and of this Agreement.

d.                                      Section 3.3.3 of the Loan Agreement is deleted and replaced with the following:

3.3.3                        Principal Payments.  The principal balance of the New Revolving Note shall be due and payable on April 30, 2006.

e.                                       Section 9.1.1 of the Loan Agreement is deleted and replaced with the following:

9.1.1                        LMI Current Ratio.  LMI and its subsidiaries shall maintain, on a consolidated basis, as of the last day of each fiscal quarter ending on or after December 31, 2002, a ratio of current assets to current liabilities of at least 1.20 to 1.0; provided, however, that at any time during which a Current Assets Election is in effect, (a) LMI’s current assets shall be deemed to include the Current Assets Commitment Amount at such time, and (b) if the Termination Date is within one year, LMI’s current liabilities shall be deemed to include the Current Assets Commitment Amount at such time.

f.                                         Section 9.1.4 of the Loan Agreement is deleted and replaced with the following:

9.1.4                        LFC Current Ratio.  LFC shall maintain a ratio of current assets to current liabilities of at least 1.20 to 1.0; provided, however, that at the election of Borrower given by written notice to Lender, delivered with any quarterly Compliance Certificate (an “LFC Current Assets Election”), (a) LFC’s current assets shall be deemed to include the LFC Current Assets Commitment Amount at such time and (b) if the Revolving Loan Termination Date is within one year, LFC’s current liabilities shall be deemed to include the LFC Current Assets Commitment Amount at such time.

2.                                      Exhibit A.  Exhibit A to the Loan Agreement is deleted and replaced with the Exhibit A attached hereto.

3.                                      Conditions Precedent.  The effectiveness of this Agreement is subject to satisfaction of each of the following conditions:

a.                                       Lender has received executed originals of this Agreement, New Revolving Note and such other Loan Documents as Lender requires and each Loan Party has provided such information and satisfied such requirements as Lender reasonably requires.

b.                                      No Default has occurred and is continuing.

c.                                       All representations and warranties in the Loan Agreement are true and correct as of the date of this Agreement.

4.                                      Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Loan Agreement.

5.                                      Reaffirmation.  Each Loan Party reaffirms the representations and warranties in each of the existing Loan Documents and agrees that (a) except as amended previously or in connection herewith, each Loan Document is and shall remain valid and enforceable in accordance with its terms and (b) such Loan Party has no claims, defenses, setoffs, counterclaims or claims for recoupment against Lender or the indebtedness and obligations represented by the Notes, Guaranties, LC Agreements, Letter of Credit, and other Loan Documents.

6.                                      Expenses.  Borrower shall pay all costs, fees and expenses incurred by Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and any other document required to be furnished herewith, including without limitation the charges of Lender’s legal counsel.

7.                                      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of said counterparts taken together shall be deemed to constitute but one document.

8.                                      Copies.  Each Loan Party acknowledges receipt of a copy of this amendment.  The Loan Agreement and New Revolving Note, together with all amendments thereto from time to time, are “transferable records” as defined in applicable law relating to electronic transactions.  Therefore, Lender may, on behalf of Borrower, create a microfilm or optical disk or other electronic image of the Loan Agreement and New Revolving Note (and all amendments thereto) that is an authoritative copy of the Loan Agreement and New Revolving Note as defined in such law.  Lender may store the authoritative copy in its electronic form and then destroy the paper original as part of Lender’s normal business practices.  Lender, on its own behalf, may control and transfer such authoritative copy as permitted by such law.

9.                                      Disclosure.  Under Oregon law, most agreements, promises and commitments made by lenders concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by the borrower’s residence must be in writing, express consideration and be signed by the lender to be enforceable.

LITHIA FINANCIAL CORPORATION		LITHIA MOTORS, INC.

By:	Jeffrey B. DeBoer	By:	Jeffrey B. DeBoer

Its:	Secretary and Treasurer	Its:	Chief Financial Officer

LITHIA AIRCRAFT, INC.		U.S. BANK NATIONAL ASSOCIATION

By:	Jeffrey B. DeBoer	By:	Steve Paladino

Its:	Secretary and Treasurer	Its:	Senior Vice President